Exhibit 99.1

NEWS RELEASE

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-5277	(205) 801-0265

Regions Reports Fourth Quarter 2007 Earnings

BIRMINGHAM, Ala. – (BUSINESS WIRE) – January 22, 2008 – Regions Financial Corporation (NYSE:RF) today reported earnings for the quarter ending December 31, 2007, including these highlights:

•

Earnings from continuing operations of 10 cents per diluted share. Excluding 14 cents of after-tax merger charges, earnings totaled 24 cents per diluted share (see reconciliation in “Earnings Highlights” table below)

•	Recorded $134 million of pre-tax non-merger-related charges

•	Increased provision for loan losses to $358 million - $251 million above charge-offs and $268 million higher than third quarter 2007

•	Increased allowance for credit losses to 1.45 percent of year-end loans from prior period’s 1.19 percent

•	Implemented aggressive plan to address effects of weakening housing demand on residential builder loan portfolio

•	Successfully completed merger integration; cost saves continue to exceed expectations

•	Morgan Keegan continues strong performance, including record quarterly revenue

Earnings Highlights

	Three months ended:
	December 31, 2007		September 30, 2007		December 31, 2006
(in millions except per share data)	Amount	Dil. EPS	Amount	Dil. EPS	Amount	Dil. EPS
Earnings
Net interest income (FTE) – continuing operations	$1,050.4		$1,086.6		$1,094.1
Non-interest income – continuing operations	733.0		729.1		637.6
Non-interest expense – continuing operations	1,348.3		1,145.4		1,091.2
Income from continuing operations	71.1	$0.10	394.2	$0.56	372.0	$0.58
Loss from discontinued operations, net of tax	(0.5)	0.00	(0.1)	0.00	(10.4)	(0.02)
Net income	70.6	0.10	394.2	0.56	361.6	0.56
Income from continuing operations (GAAP)	71.1	0.10	394.2	0.56	372.0	0.58
Merger-related charges, net of tax*	93.5	0.14	56.5	0.08	59.3	0.09
Income from continuing operations, excluding merger-related charges (Non-GAAP)*	$164.6	$0.24	$450.7	$0.64	431.3	$0.67
Key ratios
Net interest margin (FTE)	3.61%		3.74%		4.10%
Return on average assets**	0.20%		1.14%		1.15%
Return on average tangible equity**	3.67%		20.14%		19.59%
Asset quality
Reserves for credit losses as % of net loans	1.45%		1.19%		1.17%
Net charge-offs as % of average net loans**	0.45%		0.27%		0.27%
Non-performing assets as % of loans and other real estate	0.90%		0.62%		0.40%
Non-performing assets (including 90+ past due) as % of loans and other real estate	1.28%		0.97%		0.55%

*	See “Use of non-GAAP financial measures” at the end of this release

**	Annualized

Regions Financial Corporation Post Office Box 11007 Birmingham, Alabama 35288

Fourth quarter EPS of 24 cents, excluding merger-related charges

Regions’ fourth quarter 2007 net income was $70.6 million, or 10 cents per diluted share, which included $150.2 million in pre-tax merger-related expenses, $134.2 million in pre-tax non-merger related charges and valuation adjustments, and a provision for loan losses that increased to $358.0 million. Excluding the impact of merger-related expenses, earnings per diluted share from continuing operations were 24 cents compared to the third quarter’s 64 cents. For the full year 2007, Regions earned $1.3 billion, or $1.95 per diluted share, including $217.5 million of after-tax merger-related charges (31 cents per diluted share).

“Despite an increasingly challenging operating environment, Regions is well positioned for 2008 and beyond,” said Dowd Ritter, chairman, president and chief executive officer. “With our successful merger integration behind us, our full energy is focused on managing through current market challenges and the execution of our three-year strategic plan.”

Merger integration successfully completed

During the fourth quarter, Regions’ final branch systems conversions were successfully completed. Based on the success of the first conversion event in July, the remaining conversion schedule was condensed into two events in October and December, allowing Regions to begin 2008 with complete focus on operating goals. Customer retention was approximately 87 percent throughout the integration period, above typical industry metrics even for companies not in the midst of merger conversion.

Merger cost saves continue to be realized faster than projected, with the Company achieving net pre-tax cost saves of $108 million in the fourth quarter, bringing the year-to-date total to $345 million, exceeding a $300 million target set for 2007. The full annual projected cost savings run rate, expected to be achieved in the second quarter of 2008, is likely to exceed $500 million.

Annualized net charge-offs of 45 basis points of average loans, non-performing assets at 90 basis points of loans and other real estate

Net loan charge-offs increased to $107.5 million, or an annualized 0.45 percent of average net loans, in the fourth quarter of 2007 compared to $63.1 million, or an annualized 0.27 percent of average net loans in the prior quarter. The linked-quarter increase was partially related to deterioration in the residential homebuilder loan portfolio, a result of the housing down cycle in some of the Company’s markets, including Florida and Atlanta. Loans within Regions’ residential first mortgage and home equity portfolios continue to perform relatively well.

As previously reported, residential homebuilder loans represent approximately 8 percent, or $7.2 billion, of Regions’ total portfolio of $95.4 billion. In addition to increasing the loan loss provision, the Company is implementing several measures to support the management of this portion of its portfolio, including reassignment of highly experienced, key relationship managers to focus on work-out strategies for distressed borrowers. Approximately $850 million of loans have been identified to be managed by Regions’ special assets department.

Indicative of the more challenging credit environment, the fourth quarter’s loan loss provision totaled $358.0 million, or $250.5 million above actual fourth quarter net loan charge-offs. The total reserve for credit losses was 1.45 percent of net loans at December 31, 2007, a significant increase over the prior quarter’s 1.19 percent.

Total non-performing assets at December 31, 2007, were $864.1 million, or 0.90 percent of loans and other real estate, compared to $588.3 million, or 0.62 percent at September 30, 2007. Stress on the residential builder portfolio largely drove the quarterly increase. Non-performing assets and net charge-off levels are expected to continue upward in 2008 as the depressed housing market further evolves.

Growing revenue through expanding customer relationships

Revenues for the fourth quarter reflect a solid, albeit lower, net interest margin and accelerating non-interest revenue growth, including a strong performance at Morgan Keegan.

Taxable equivalent net interest income was $1.1 billion in fourth quarter 2007, $36.2 million below the third quarter level. The fourth quarter’s 13 basis point net interest margin decline to 3.61 percent was driven in part by a reduced level of low-cost deposits. A purchase of bank owned life insurance and the full effect of a large tax deposit made in the previous quarter also pressured the net interest margin, but were accretive to net income.

On a linked-quarter basis, total average deposits were little changed in the fourth quarter. Average total loans grew a modest 2 percent annualized, compared to the third quarter, with an upswing to an annualized 4 percent at quarter end.

Non-interest revenue, excluding securities transactions, grew an annualized 16 percent from the previous quarter to $733.0 million. This continued strong performance was driven by brokerage income and commercial credit fees and indicates progress in deepening customer relationships, as well as attracting new customers.

Morgan Keegan continued to expand customer relationships, opening 21,300 new retail accounts in the quarter, with overall revenue increasing $32.5 million to a quarterly record of $350.9 million. Strong revenue momentum was offset by a $38.5 million loss on investments in two Morgan Keegan mutual funds, resulting in a net earnings drop to $25.1 million compared to the prior quarter’s $45.2 million. These investments, which had a market value of approximately $65 million at year-end 2007, were made to provide liquidity for the funds.

Non-interest expenses, additional pre-tax charges

Non-interest expenses in the fourth quarter, excluding merger costs, rose to $1.2 billion, largely driven by valuation-related and other charges, higher commissions related to Morgan Keegan’s strong revenue generation, higher professional fees and an increase in marketing costs. These items more than offset incremental merger cost saves realized for the three-month period.

The linked-quarter increase in fourth quarter non-interest expenses, excluding merger costs, was primarily due to $120.4 million of the charges originally announced January 3rd. As outlined at that time, these charges include: $38.5 million in losses from investments in Morgan Keegan funds; $51.5 million for liabilities relating to the Visa USA Inc. antitrust lawsuit settlement with American Express and other pending Visa litigation (reflecting Regions’ share as a Visa member); and $30.4 million in other valuation-related expenses, the majority of which relate to Regions’ mortgage servicing business. Regions expects that proceeds from an anticipated share redemption related to its ownership interest in Visa’s planned initial public offering will more than offset its recorded Visa-related liabilities. The balance of the pre-tax non-merger charges announced on January 3rd was recorded as an offset to non-interest income.

Capital position remains strong

At December 31, 2007, Regions’ capital position, as measured by the tangible stockholders’ equity-to-tangible assets ratio, was a strong 5.88 percent. This compared to 6.02 percent at September 30, 2007. Regions repurchased 3.8 million of its common shares early in the fourth quarter; repurchases slowed as the quarter progressed. There remain 23.1 million shares available under current repurchase authorizations.

For supplemental financial information about the fourth quarter results, please refer to the information on Form 8-K furnished by Regions to the Securities and Exchange Commission on January 22, 2008, or visit the Investor Relations page at www.regions.com.

About Regions Financial Corporation

Regions Financial Corporation is a member of the S&P 100 Index and Forbes Magazine’s “Platinum 400” list of America’s best big companies. With $141 billion in assets, Regions is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates almost 2,000 banking offices and nearly 2,500 ATMs. Its investment and securities brokerage, trust and asset management division, Morgan Keegan & Company Inc., provides services from over 400 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-looking statements

This press release may include forward-looking statements about Regions Financial Corporation within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. Such statements involve inherent risks and uncertainties. Regions cautions that actual results and events could differ materially from expectations expressed in forward-looking statements as a result of factors such as possible changes in economic and business conditions and interest rates; the current stresses in the financial markets; Regions’ ability to attract and retain customers; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as hurricanes; possible changes in laws and regulations and governmental monetary and fiscal policies; the cost and other effects of legal and administrative cases and similar contingencies; possible changes in the creditworthiness of customers and the possible impairment of collectibility of loans; increased competition from both banks and non-banks; and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, please look under the caption “Forward Looking Statements” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2006, and in subsequently-filed Forms 10-Q, on file with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Regions assumes no obligation to update or revise any forward-looking statements that are made from time to time.

Use of non-GAAP financial measures

Page one of this earnings release presents computations of earnings and certain other financial measures excluding discontinued operations and merger charges (non-GAAP). Merger charges and discontinued operations are included in financial results presented in accordance with generally accepted accounting principles (GAAP). Regions believes the exclusion of merger charges in expressing earnings and certain other financial measures, including “earnings per share from continuing operations, excluding merger charges” and “return on average tangible equity, excluding discontinued operations and merger charges”, provides a meaningful base for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business, because management does not consider merger charges to be relevant to ongoing operating results. Management and the Board of Directors utilize these non-GAAP financial measures for the following purposes:

•	Preparation of Regions’ operating budgets

•	Calculation of performance-based annual incentive bonuses for certain executives

•	Calculation of performance-based multi-year incentive bonuses for certain executives

•	Monthly financial performance reporting, including segment reporting

•	Monthly close-out “flash” reporting of consolidated results (management only)

•	Presentations of company performance to investors

Regions believes that presenting these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management and the Board of Directors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Regions has policies in place to address expenses that qualify as merger charges and procedures in place to approve and segregate merger charges from other normal operating expenses to ensure that the Company’s operating results are properly reflected for period-to-period comparisons. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes merger charges does not represent the amount that effectively accrues directly to stockholders (i.e., merger charges are a reduction in earnings and stockholders’ equity).

See page 19 of the supplement to this earnings release for computations of earnings and certain other GAAP financial measures and corresponding reconciliation to non-GAAP financial measures, which exclude discontinued operations and merger charges for the periods presented.

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